Exhibit 99.1

Zones Announces Second Quarter of 2004 Results

    AUBURN, Wash.--(BUSINESS WIRE)--July 30, 2004--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS):

    --  Fourth consecutive profitable quarter

    -- Q2 2004 earnings per share were $0.08 compared to a loss per share of $0.01 in the prior year

    --  46% sequential quarter to quarter improvement in net income

    -- Gross profit margins improve 60 basis points compared to prior year

    -- Selling, general and administrative expenses declined 60 basis points from a year ago

    Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended June 30, 2004. Total net sales increased 4.1% to $124.0 million in the three month period ended June 30, 2004, from $119.1 million in the second quarter of 2003. Prior year revenue includes sales to a former major customer of $18.3 million, representing 15.4% of total revenue. The Company reported net income of $1.2 million, or $0.08 per share, for the quarter ended June 30, 2004, compared with a net loss of $125,000, or $.01 per share, for the same quarter of the prior year.
    Net sales for the six months ended June 30, 2004, increased by 9.4% to $238.1 million compared to $217.7 million for the corresponding period of the prior year. The net income for the six months ended June 30, 2004, was $1.9 million, or $0.13 per diluted share, compared to a net loss in the first six months of 2003 of $770,000, or $.06 per share.
    Mr. Lalji, president and CEO, remarked on today's announcement. "The continued improvement of our business reflects on our ability to leverage sales growth and increase profitability. We remain resolute to build upon this quarter's financial results as we maintain our singular focus to perform against the key drivers of our business."

    Operating Highlights

    Consolidated outbound sales to the small to medium sized business, large customer accounts and the public sector markets increased 4.8% to $113.7 million in the quarter ended June 30, 2004, compared to $108.4 million in the corresponding period of the prior year. Outbound revenue in the prior year period includes sales to a former major customer of $18.3 million, which represented 15.4% of total outbound revenue. Second quarter 2004 outbound sales increased 11.5% sequentially from $101.9 million in the first quarter 2004. During the second quarter 2004, public sector sales increased 92.3% compared to the same period of the prior year while increasing 53.2% sequentially. Sales to these customers now represent approximately 8.3% of total outbound revenue.
    Gross profit margins were 11.5% in the second quarter of 2004, representing a year over year increase from 10.9% in the second quarter of 2003, but a sequential decline from 12.2% in the first quarter of 2004. The sequential decrease in gross profit margin percentage has been primarily due to customer mix and product mix.
    Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
    Total selling, general and administrative expenses, as a percent of net sales, were 8.5% in the second quarter of 2004. This represents a decline from 9.1% compared to the corresponding period of the prior year and sequentially from 9.3% for the first quarter of 2004. The decline in the percent is due to a reduction in total selling, general, and administrative expenses and an increase in sales volume. The Company expects selling, general, and administrative expenses to increase in the third quarter of 2004 as it incurs additional expenses while migrating to a company owned warehouse from a third party facility. The Company also hopes to continue hiring 20 to 25 additional account executives per month to support its sales growth initiatives.

    Asset Management

    The Company's balance sheet remains in excellent condition. Consolidated working capital increased to $24.0 million at June 30, 2004, from $20.9 million at Dec. 31, 2003. The Company's net inventory of $14.2 million at June 30, 2004, decreased from $16.4 million at March 31, 2004. Inventory turns remained constant at 28 times annually. Trade accounts receivable increased to $51.4 million at June 30, 2004, from $46.1 million at March 31, 2004. Days sales outstanding were 41 days, a decrease from 47 days at March 31, 2004.

    About Zones, Inc.

    Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
    A live webcast of the Company's management discussion of the second quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held Monday, Aug. 2, 2004, at 8:30 am PT.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, account executive hiring and productivity, increased expenses of being a public company, pressure on margin, competition, state tax uncertainties, rapid technological change and inventory obsolescence, reliance on vendor relationships, dependence on personnel, potential disruption of business from information systems failure, reliance on outsourced distribution, and other risks and uncertainties detailed in the Company's filings with the SEC.


                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)
                                                  June 30,   Dec. 31,
                                                    2004       2003
ASSETS                                            ---------  ---------
Current assets
   Cash and cash equivalents                     $   3,635  $   5,180
   Receivables, net                                 57,234     59,965
   Inventories, net                                 14,157     11,487
   Prepaids                                          1,167      1,101
   Deferred income taxes                             1,327      1,327
                                                  ---------  ---------
        Total current assets                        77,520     79,060

Property and equipment, net                          4,432      4,355
Goodwill                                             3,898      4,193
Deferred income tax                                  3,881      5,110
Other assets                                           194        167
                                                  ---------  ---------
        Total assets                             $  89,925  $  92,885
                                                  =========  =========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                              $  42,445  $  41,270
   Accrued liabilities and other                     7,385      8,223
   Line of credit                                    2,995      7,850
   Notes payable                                       735        833
                                                  ---------  ---------
        Total current liabilities                   53,560     58,176

Notes payable, net of current portion                  851      1,667
Deferred rent                                          852        341
                                                  ---------  ---------
        Total liabilities                           55,263     60,184
                                                  ---------  ---------
Commitments and contingencies

Shareholders' equity:
   Common stock                                     39,609     39,590
   Accumulated deficit                              (4,947)    (6,889)
                                                  ---------  ---------
        Total shareholders' equity                  34,662     32,701
                                                  ---------  ---------
        Total liabilities & shareholders' equity $  89,925  $  92,885
                                                  =========  =========

                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                             For the three months  For the six months
                                 ended June 30,      ended June 30,
                                 2004      2003      2004      2003
                                --------  --------  --------  --------
Net sales                      $124,023  $119,106  $238,114  $217,738
Cost of sales                   109,766   106,165   209,941   194,461
                                --------  --------  --------  --------
   Gross profit                  14,257    12,941    28,173    23,277
Selling, general and
 administrative expenses         10,602    10,898    21,251    21,089
Advertising expense               1,694     2,255     3,584     3,451
                                --------  --------  --------  --------
   Income (loss) from
    operations                    1,961      (212)    3,338    (1,263)
                                --------  --------  --------  --------

Other expense:                       90       103       167        95

Income (loss) before income
 taxes                            1,871      (315)    3,171    (1,358)
Provision (benefit) for income
 taxes                              720      (190)    1,229      (588)
                                --------  --------  --------  --------
   Net income (loss)           $  1,151  $   (125) $  1,942  $   (770)
                                ========  ========  ========  ========
   Basic earnings (loss) per
    share                      $   0.08  $  (0.01) $   0.14  $  (0.06)
   Shares used in computation
    of basic earnings (loss)
    per share                    13,669    13,627    13,666    13,633
                                ========  ========  ========  ========

   Diluted earnings (loss) per
    share                      $   0.08  $  (0.01) $   0.13  $  (0.06)
   Shares used in computation
    of diluted earnings (loss)
    per share                    14,534    13,627    14,511    13,633
                                ========  ========  ========  ========


                         Operating Highlights
                          Supplemental Data

Three Months Ending June 30, 2004
---------------------------------

                                 % of net               # of
                                   sales     AE's      Orders    AOS
                               ---------- ---------- ---------- ------
Outbound                            91.7%       241     80,389  1,400
Inbound & Consumer Unassist          8.3%        33     20,317    518


                                 Q2 '04     Q1 '04     Q2 '03
                               ---------- ---------- ----------
 Average Productivity (annualized)
    Per Outbound AE(1)         1,887,000  1,742,000  1,948,000
    Per Employee                 892,000    831,000    812,000

(1) Outbound productivity excludes sales and headcount from former major customer.


Sales Mix
---------
                                                     Quarter Ended
                                                 ---------------------
                                                 6/30/2004  6/30/2003
                                                 ---------- ----------
Product Mix (% of sales)
Notebook & PDA's                                   14.7%      15.4%
Desktops & Servers                                 20.9%      21.3%
Software                                           16.9%      11.1%
Storage                                             9.0%      11.2%
NetComm                                             4.7%       5.0%
Printers                                            9.5%       8.8%
Monitors & Video                                    9.7%      10.6%
Memory & Processors                                 4.7%       5.8%
Accessories & Other                                 9.9%      10.8%

Direct Web Sales                              9,855,000  8,373,000

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000